EXHIBIT 99.1

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Contact:	Richard A. Lechleiter
Senior Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE ASSETS OF

SKILLED CARE PHARMACY

LOUISVILLE, Ky. (March 1, 2005) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced that its pharmacy subsidiary (“KPS”) has signed a definitive agreement to acquire the assets of Skilled Care Pharmacy (“SCP”). SCP is a wholly owned subsidiary of Skilled Healthcare Group, Inc. SCP operates two long-term care pharmacies servicing primarily nursing facilities and assisted living facilities in southern California. The business being acquired currently generates revenues of approximately $50 million on an annualized basis and serves approximately 7,300 customer beds. The financial terms of the transaction were not disclosed. The final closing is expected to take place on or about March 31, 2005 and is subject to customary conditions to closing, including obtaining required regulatory approvals. The Company expects that the transaction will be accretive to earnings in 2005 and beyond.

Paul J. Diaz, President and Chief Executive Officer of the Company, stated that “we are pleased to expand our existing California portfolio of long-term care pharmacies and believe that this transaction provides immediate synergies for our combined southern California operations. SCP is known to be a high quality provider of pharmacy services and is well regarded in the southern California market. The acquisition of SCP will be another positive step in our strategy of growing KPS both organically and through strategic acquisitions. We also are particularly excited that many SCP employees will be joining the KPS team.”

Boyd Hendrickson, CEO of Skilled Healthcare Group, Inc. (“SHG”) stated that “we selected Kindred and KPS because of their record of high quality services consistent with those of SCP and that which our own subsidiary nursing facilities and customers demand. Our organization’s focus has been on attracting and retaining the brightest and the best employees in the healthcare sector, and I believe that KPS is well positioned in the institutional pharmacy market to be the employer of choice for the talented SCP employees who have helped make SCP a leader in the southern California market.” SHG, through its facility operations subsidiaries, is a leading operator of long-term care facilities and a provider of a full continuum of post-acute care services, with a strategic emphasis on sub-acute specialty medical care. SHG subsidiaries operate and manage 71 skilled nursing, assisted living, and retirement facilities located in four states totaling 8,197 beds.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Factors that may affect the Company’s plans or results include, without limitation, (a) the satisfaction of closing conditions to the transaction, (b) the ability of the Company to integrate the operations of SCP and realize the anticipated revenues, economies of scale, cost synergies and productivity gains, (c) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas, Inc. (NYSE: VTR), (d) the Company’s ability to meet its rental and debt service obligations; (e) adverse developments with respect to the Company’s results of operations or liquidity; (f) the Company’s ability to attract and retain key executives and other healthcare personnel; (g) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (h) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (i) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, and changes arising from the Medicare prospective payment system for long-term acute care hospitals and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and potential changes in nursing center Medicare reimbursement resulting from revised resource utilization grouping payments; (j) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (k) the Company’s ability to control costs, including labor and employee benefit costs; (l) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (m) the Company’s ability to successfully pursue its development activities and integrate operations of new facilities; (n) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (o) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; and (p) the Company’s ability to successfully dispose of unprofitable facilities. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Kindred Healthcare, Inc. through its subsidiaries operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.